Exhibit 99


News



Media Contact:                Marc Rice
                              404-506-7676 or 1-800-282-1696
                              media@southerncompany.com
                              www.southerncompany.com

                                                                 April 3, 2001



            Southern Company completes spinoff of Mirant Corporation

ATLANTA - Southern Company today announced it has completed the spinoff of Mirant Corporation (NYSE:MIR) through the distribution of all of its 272 million shares of Mirant common stock.

After the close of the market yesterday, April 2, Southern Company stockholders were issued 0.397614 shares of Mirant common stock for each share of Southern Company owned on the March 21, 2001, record date. Cash will be issued in lieu of fractional shares.

As a result of the distribution of shares of Mirant common stock, Mirant now is a fully independent company.

Because the value of Mirant previously embedded in Southern Company's share price has been distributed directly to Southern Company shareholders, one would expect the share price of Southern Company to be lower following the spinoff, said Gale Klappa, chief financial officer of Southern Company.

"After the distribution, shareholders should combine the dollar value of their Southern Company holdings with the value of their Mirant holdings to determine the total value of their investment," Klappa said.

Southern Company stockholders with questions regarding the distribution may visit the company's Web site www.southerncompany.com under the "investor relations" section or call the information agent toll-free at 1-866-825-8875.

Southern Company (NYSE: SO) is a super-regional energy company with more than 32,000 megawatts of electric generating capacity in the Southeast. It is one of the largest producers of electricity in the U.S. Southern Company is the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power, Savannah Electric, Southern Nuclear, Southern Company Generation and Energy Marketing, Southern Company Energy Solutions, Southern LINC and Southern Telecom. Southern Company brands are synonymous with excellent customer service, high reliability, and prices that are 15 percent below the national average.

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